Exhibit 10.2

Date

Name

Address

Re: BONUS AGREEMENT

Dear	,

As you know, Oxford Immunotec Global PLC (the “Company”) plans to divest its U.S. subsidiary, Oxford Immunotec, Inc. (including any successor entity, the “Divested Business”), subject to satisfaction of closing conditions provided by definitive transaction documents executed as of the date of this letter. We are excited about this potential transaction (the “Divestiture”) and know that you will continue to play a critical role with the Company after the closing of the Divestiture (the “Closing”). In this agreement (the “Bonus Agreement”), the Company and its affiliates following the Closing are referred to collectively as the “Group” and individually as a “Group Company.”

Because you have been instrumental to the Company’s success, generally, and the Group’s efforts to effectuate the Divestiture, and because your continued assistance will be essential to ensure that the Closing occurs and the successful transition of the Divested Business out of the Group, we are offering you a special bonus (the “Special Bonus”), payable on the terms set forth in the Bonus Agreement.

This Bonus Agreement is effective on the date of signing by all parties, but the Company’s obligation to pay the Special Bonus is conditional on Closing occurring before March 31, 2019 and the other conditions specified in Section 2, below. If the Closing does not occur before March 31, 2019, or if you fail to satisfy any of the other requirements of Section 2, below, this Bonus Agreement and the promise to pay the Special Bonus will be null and void.

1.	Amount and Payment of Special Bonus

You will be eligible to receive a Special Bonus in cash equal to [Amount]. Subject to the requirements of Section 2, below, the Special Bonus will be paid in a single lump sum within thirty (30) days after the “Retention Date.” For purposes of this Bonus Agreement, “Retention Date” means the earlier of (A) 31st August 2019, and (B) the date on which your employment with the Group is involuntarily terminated without Cause (as defined below).

2.	Eligibility for Special Bonus

(a)	Your eligibility to receive the Special Bonus is subject to Closing occurring before March 31, 2019, and you satisfying all of the following conditions:

●	You do not terminate your employment with the Group before the Retention Date.
●	Neither the Company nor any Group Company terminates your employment for Cause before the Retention Date.
●

You actively work to timely achieve all applicable milestones or other requirements set forth in the Transitional Services Agreement until the Retention Date or, if earlier, the termination of the Transitional Services Agreement, as reasonably determined by the Company.

For purposes of this Bonus Agreement, a transfer of your employment between Group Companies will not be considered a termination of employment. The Company may, in its sole and absolute discretion, waive any of the foregoing eligibility conditions. Notwithstanding any later payment date prescribed by Section 1, above, the Special Bonus will be paid in a single lump sum within thirty (30) days after the first date on which all eligibility conditions have been waived or satisfied.

(b)

For purposes of this Bonus Agreement, “Cause” means the occurrence of one or more of the following events, as reasonably determined by the Company: (1) the occurrence of any event that would constitute a reason to terminate your employment without severance or notice pay or a similar condition pursuant to an agreement between you and any Group Company; (2) you fail to (i) actively work to timely achieve all applicable milestones or other requirements set forth in the Transitional Services Agreement until the Retention Date or (ii) actively work to achieve all the applicable milestones or other requirements set forth in the Company’s internal planning documents relating to the extrication of the Group’s remaining U.S. operations from the Divested Business and the restructuring of the Company for its future without the Divested Business; (3) you are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); (4) you willfully engage in conduct that is in bad faith and materially injurious to any of the Group Companies, including but not limited to misappropriation of trade secrets, fraud or embezzlement relating to the property of any of the Group Companies, or you engage in competition with any of the Group Companies; (5) you commit a material breach of this Bonus Agreement or of the restrictive covenants in any agreement between you and a Group Company (or any similar agreement which may be signed by you in the future), which breach is not cured within thirty (30) days after written notice to you from the Company or the applicable Group Company; (6) you willfully refuse to implement or follow a lawful policy or directive of the Group Companies, which breach is not cured within thirty (30) days after written notice to you from the Company or the applicable Group Company; or (7) you are negligent or incompetent, or carry out unlawful acts, in the performance of your duties.

3.	Confidentiality of Bonus Agreement

You agree to keep the fact and substance of this Bonus Agreement confidential. You understand that this confidentiality restriction includes and expressly prohibits disclosure through social media, including social or professional networking websites, blogs, internet message boards, and/or video sharing websites. Except as otherwise provided in this Bonus Agreement, you may disclose this Bonus Agreement only to your current spouse/registered domestic partner, your attorney and your financial advisors, and to each of them only if you first specifically and expressly inform him or her of this confidentiality obligation and he or she also agrees to be so bound. You may also discuss this Bonus Agreement with the Company’s Chief Executive Officer (“CEO”), General Counsel (“GC”), and/or any other senior Company employee with whom the CEO or GC give you written permission to discuss this Bonus Agreement. By your signature below, you represent that you have not, directly or through any third party, disclosed to any person (other than those persons described in the immediately preceding sentence) the fact or terms of this Bonus Agreement before signing it. No provision of this Bonus Agreement prohibits you from reporting or disclosing any actual, possible or potential violation of any national, federal, state, local or other applicable law or regulation to any U.S. or other country’s governmental agency or entity, or making other reports or disclosures that are protected under the whistleblower provisions of any national, federal, state, local or other applicable law or regulation in the U.S. or any other country, in each such case without any prior authorization of, or prior, contemporaneous or subsequent notice to, the Company. You are hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b). This Section 3 does not apply to information that is or becomes publicly known through lawful means.

4.	Taxes and Withholding

All amounts paid under this Agreement shall be paid less all applicable national, federal, state, local or other applicable tax or social security withholdings (if any) and any other withholdings required by law or regulation in any applicable jurisdiction or authorized by you. Nothing in this Bonus Agreement shall be construed or interpreted to transfer any liability for any tax from you to the Company, any Group Company, or any other entity or person.

5.	Governing Law

This Bonus Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by the laws of England and Wales, without regard to conflict-of-laws principles.

I acknowledge that I have carefully read this Bonus Agreement. I accept the provisions, terms, conditions and obligations contained herein. I understand that if I choose to participate in this Bonus Agreement, I must sign below and return it to Elizabeth Keiley (signed scanned document by email) by [Date].

Signatures and Approvals:

Name	Date

Approved:
Name:	Date
Title: